For period ending September 30, 1995                            Exhibit 77C
File Number 811-3376


PaineWebber/Kidder, Peabody Premium Account Fund

       Shareholder Information

A special meeting of shareholders of PaineWebber/Kidder, Peabody Premium Account Fund ( Fund ) was held on April 13,
1995. At the meeting David J. Beaubien, William W. Hewitt, Jr., Thomas R. Jordan, Frank P.L. Minard and Carl W. Schafer were elected as trustees to serve without limit in time, subject to resignation, retirement or removal. The selection of Deloitte
& Touche LLP as the Fund s independent accountants was ratified.

The votes were as follows:

                             Shares Voted For    Shares Withhold Authority

David J. Beaubien                     355,069,002               15,870,760
William W. Hewitt, Jr.               355,069,002               15,870,760
Thomas R. Jordan                      355,069,002               15,870,760
Frank P.L. Minard                     355,069,002               15,870,760
Carl W. Schafer                       355,069,002               15,870,760



                          Shares             Shares                 Shares
                        Voted For      Voted Against       Withhold Authority

Ratification of the selection of Deloitte & Touche LLP
           352,580,920           3,152,024             15,206,817



In addition the following agreements were approved for the Fund:

1) An interim investment advisory agreement between the Fund and Mitchell Hutchins Asset Management Inc.
( Mitchell Hutchins ) containing substantially the same terms, conditions and fees as the previous investment advisory agreement with Kidder Peabody Asset Management, Inc. ( KPAM ).

The votes were as follows:


                          Shares             Shares                 Shares
                        Voted For      Voted Against       Withhold Authority

                  353,199,735            2,414,063              15,325,963

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2)  A new investment advisory and administration agreement between the Fund and PaineWebber Incorporated
( PaineWebber ) containing the same fees and substantively similar material terms and conditions as the previous investment advisory agreement with KPAM to commence on the termination of the interim agreement.

The votes were as follows:

                          Shares             Shares                 Shares
                        Voted For      Voted Against       Withhold Authority

                 352,606,810            2,813,845               15,519,106


3) A new sub-advisory and sub-administration agreement between PaineWebber and Mitchell Hutchins to commence on the termination of the interim agreement for the Fund.

The votes were as follows:

                          Shares             Shares                 Shares
                        Voted For      Voted Against       Withhold Authority

                     351,594,059            3,119,081               16,226,621




Broker non-votes and abstentions are included within the Shares Withhold Authority totals.